William Bode
Via Electronic Delivery

Dear Bill,

We are delighted to offer you the position of Senior Vice President of Franchise Operations. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:

1. Positions and Duties. Effective October 11 you will be employed by the Company, on a full-time basis, as the Senior Vice President of Franchise Operations. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you. You also agree to comply at all times with the Company’s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.

2. Compensation and Benefits. The Company will pay you a bi-weekly salary of $8,846.16 ($230,000 annualized), subject to applicable withholdings. Your salary shall be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion. In the annual review process of 2017 (estimated to be March or April), we will review your performance and discuss a possible raise of your bi-weekly salary to $9,615.39 ($250,000 annualized), subject to applicable withholdings.

(a) Bonus Compensation. You are eligible to participate in the Planet Fitness Corporate Bonus Plan. You shall be eligible to earn an annual bonus, the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 30% of your Base Salary. The final calculation of your bonus is based upon achievement of Company goals and an Individual Goal Plan for the performance period, prorated per active service within the plan year.
In order to be eligible for a bonus payout, you must be employed by the Company on the date that the bonus is paid. The Company retains the right to modify its bonus plans at any time.

(b) Long Term Incentive Award. On your date of hire, you will be granted an option to purchase up to a certain number of PLNT shares based upon target fair value of approximately $69,000 (30% of your base pay amount) with the exercise price of such options to be determined by the closing share price on such date. This grant is governed by our 2015 Omnibus Incentive Plan and subject to vesting of 25% annually over a period of four years, beginning on the date of your hire.

(c) Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(d) Paid Vacation Time. You are eligible for a vacation benefit of three (3) weeks of vacation time per calendar year, prorated per your date of hire and accrued on a bi-weekly basis. In addition, you are eligible for five floating holidays per calendar year. The Company’s Paid Time-Off Policy is available upon request.

(e) Business Expenses. The Company will reimburse you for all reasonable business related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to policies established by the Company.

3. Confidential Information and Restricted Activity. Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition and Inventions Agreement, a copy of which is attached for your review and signature.

4. At-Will Employment. By signing below, you acknowledge that you will be employed by the Company on an at-will basis which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. The offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5. Work Eligibility. Your offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Planet Fitness.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me by Wednesday, August 31, 2017. We look forward to having you as part of the Planet Fitness team! Welcome!

Sincerely yours,

PLA-FIT FRANCHISE, LLC Accepted and Agreed:

By: /s/ Richard Moore Signature: /s/ William Bode
Richard Moore William Bode
Chief Administrative Officer and General Counsel Date: August 30, 2016

December 4, 2020

Bill Bode
Via Electronic Delivery

Dear Bill,
Congratulations on your well-deserved promotion! This letter is an addendum to your original offer letter and confirms your updated title and compensation.

1. TITLE/REPORTING:
Title: Chief Operations Officer

Reporting to: Chris Rondeau

Effective Date: December 7, 2020

2. COMPENSATION/EQUITY:
Base Salary: $350,000 annualized, effective December 7, 2020 (Will be eligible for 2021 merit increase)

Bonus Compensation: 60% of base salary, effective January 1, 2021

Equity: 100% of base salary beginning with the March 2021 grant

We look forward to you expanding your knowledge, skills and abilities as you continue to grow with Planet Fitness. Congratulations again!

PLA-FIT FRANCHISE, LLC Accepted and Agreed:

By: /s/ Kathy Gentilozzi Signature: /s/Bill Bode
Kathy Gentilozzi Bill Bode
Chief People Officer
Date: 12/7/2020

By: /s/ Chris Rondeau
Chris Rondeau
Chief Executive Officer